CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We hereby consent to the use in this Prospectus constituting a part of Amendment No. 6 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated June 5, 2008 (except for the description of equity compensation plans as described in Note 3, which is as of November 14, 2008),  relating to the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiary as of May 31, 2008 and for the period from April 28, 2008 (date of inception) through May 31, 2008, also included in this Prospectus constituting a part of Amendment No. 6 to this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
February 12, 2009